Exhibit 99.1

Press Contact:

Jessie Brumfiel

805-686-8407

jbrumfiel@neoterragroup.com

CallWave Partners with Level 3, Will Develop New VoIP Applications

Based on Level 3 Network Services

SANTA BARBARA, Calif.— November 15, 2004 — CallWave, Inc. (Nasdaq: CALL), a leading provider of VoIP applications, today announced it has purchased and integrated services from Level 3 Communications, LLC, a wholly-owned subsidiary of Level 3 Communications, Inc. (Nasdaq: LVLT). Specifically, CallWave purchased (3)VoIPSM Local Inbound service and (3)Voice™ Termination service.

“Level 3 gives CallWave access to efficient, high-quality transport network elements that enable CallWave’s application development strategy,” said Dave Hofstatter, CEO of CallWave. “Specifically, the CallWave softswitch platform, when combined with Level 3 elements, helps CallWave bring to market VoIP applications for the emerging broadband and mobile-enhancement categories.”

“CallWave’s subscribers now can use CallWave VoIP applications in conjunction with a local number in the area code of their choice,” said Hofstatter. “CallWave’s market research indicated high demand for this capability.”

CallWave purchases carrier network elements based on its knowledge of mainstream customers’ needs. CallWave uses those elements to enable its VoIP applications, which CallWave packages, prices, and markets to mainstream households and small offices. CallWave applications add capabilities and value to the underlying network services – landline, IP, and mobile – already in use in subscribers’ homes, providing a smooth and non-disruptive introduction to the power of VoIP technology.

“We’re pleased that CallWave chose Level 3’s unique (3)VoIP Local Inbound offering,” said Kevin Dundon, senior vice president of Voice Services for Level 3. “(3)VoIP Local Inbound enables CallWave to quickly improve its economics, expand existing services, and introduce new services in response to customers’ needs.”

Level 3 is an industry pioneer in the development of VoIP technology and services. Today the company offers a broad suite of wholesale, business, and consumer IP-based voice solutions over a robust softswitch-based network platform that carries more than 30 billion minutes of IP-based voice and data calls every month.

About CallWave

CallWave (Nasdaq: CALL) is a leader in VoIP enhanced services. The company provides VoIP application services on a subscription basis that add features and functionality to the telecommunications services used in mainstream homes and small offices. CallWave’s proprietary VoIP software allows subscribers to get more out of their existing networks — landline, mobile, and IP — by adding software-based call-handling features, and by bridging all three networks to help subscribers get their important calls. Founded in 1998, CallWave is headquartered in Santa Barbara, California. For further information, please visit www.callwave.com.

(3)Voice is a registered service mark and (3)VoIP is a service mark of Level 3 Communications, Inc. in the United States and/or other countries. (3)Voice and (3)VoIP services are offered by Level 3 Communications, LLC, a wholly-owned subsidiary of Level 3 Communications, Inc

“Safe Harbor” Statement under the Private Securities Litigation Reform Act of 1995:

Statements in this press release regarding CallWave Inc.’s business which are not historical facts are “forward-looking statements” that involve risks and uncertainties. For a discussion of such risks and uncertainties, which could cause actual results to differ from those contained in the forward-looking statements, see “Risk Factors” in the Company’s Annual Report or Form 10-K for the most recently ended fiscal year.

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